File No. 811-6714


   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1996
   ------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM N-1A

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       Pre-Effective Amendment No.
                                                  ----


                       Post-Effective Amendment No.
                                                   ----

                                    and/or

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940       x

                               Amendment No. 8                          x
                      (Check appropriate box or boxes.)
                      ---------------------------------


                            THE BAIRD FUNDS, INC.
                            ---------------------
              (Exact name of Registrant as Specified in Charter)
     777 East Wisconsin Avenue
       Milwaukee, Wisconsin                                 53202
       --------------------                                 -----
(Address of Principal Executive Offices)                  (Zip Code)

                                (414) 765-3500
                                --------------
             (Registrant's Telephone Number, including Area Code)


                               Glen F. Hackmann
                      Robert W. Baird & Co. Incorporated
                          777 East Wisconsin Avenue
                          Milwaukee, Wisconsin 53202
                          --------------------------
                   (Name and Address of Agent for Service)

                                  Copies to:
                              Conrad G. Goodkind
                               Quarles & Brady
                          411 East Wisconsin Avenue
                          Milwaukee, Wisconsin 53202


                                    PART A

                     INFORMATION REQUIRED IN A PROSPECTUS

Item 1.   Not Required.

Item 2.   Not Required.

Item 3.   Not Required.

Item 4.   General Description of Registrant.
          ---------------------------------


          (a) through (c) The Baird Funds, Inc. (the "Company"), a corporation which consists of the Baird Quality Bond Fund (the "BQB Fund") and the Baird Adjustable Rate Income Fund (the "Fund"), was incorporated under the laws of Wisconsin on June 26, 1992. The Company is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund is closed to new investments and is not offering its securities for sale. The registration statement of which this Part A forms a part is filed only under the 1940 Act and not under the Securities Act of 1933, as amended. This Part A, which is dated January 26, 1996, is not a prospectus. The Company (on behalf of the Fund), shareholders representing approximately 99% of the Fund's outstanding shares as of August 10, 1994 and Robert W. Baird & Co. Incorporated ("Baird"), the Fund's investment adviser, have entered into an agreement (the "Agreement") that became effective on January 13, 1995. Pursuant to the Agreement, among other things, the investment objective and certain policies of the Fund have been revised and Baird has, among other things, made a payment of $4,616,549 (or $.40 per share) to the Fund with respect to all issued and outstanding shares held in the Fund on the date of such payment, which was made on February 10, 1995. Such payment has been made as a reimbursement of capital losses realized by the Fund. The payment was credited directly to the Fund's additional paid-in capital. Legal expenses incurred by the Fund in connection with the Agreement totalling $126,878 (or $0.01 per share) were also charged directly against additional paid-in capital.
 This net contribution of $4,489,671 was treated as a capital gain for tax purposes. In accordance with the Agreement, the Fund seeks to maximize returns of capital to shareholders by making distributions of substantially all returns of capital and revenues (subject to retention of cash or cash equivalents not to exceed the lesser of $5,000,000 or 10% of net assets). Such a return of capital distribution was paid on September 26, 1995 in the amount of $10,441,551 (or $1.00 per share).

     Subject to compliance with regulatory requirements, including applicable rules regarding returns of capital and other distributions of revenues and requirements and limitations imposed in connection with qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), the investment objective of the Fund is to hold its existing portfolio securities to maturity or until such time as sales become available at prices consistent with the ability to liquidate securities at their respective "par" values (i.e, the full amount of the current face value of a
                         ---
security). To the extent that the sale of portfolio securities is necessary in order for the Fund to satisfy redemptions or to make other distributions pursuant to the requirements of the Code or other applicable regulations, the policy of the Fund is to seek, in the sole discretion of Baird as investment adviser to the Fund, to select securities for disposition with the objective of minimizing the degree to which any such disposition would increase or decrease the average discount from par value of the remaining assets of the Fund. Subject to compliance with regulatory requirements, the Fund seeks to maximize return of capital to investors by making distributions of substantially all returns of capital and revenues to the Fund, subject to a policy of retaining cash or Short-Term Investments (as defined below) in an amount not in excess of the lesser of $5 million or ten percent (10%) of the Fund's net assets. Pending distribution, accumulated revenues, including returns of capital to the Fund, will be held in cash or invested in Short-Term Investments. The daily net investment income of the Fund is declared as a dividend each day to shareholders of record and paid monthly. See Item 6, paragraphs (f) and (g).

     The Fund's investment objective may be changed without a vote of the holders of a majority of the Fund's voting securities. The Fund intends, however, to provide notice to all of its shareholders at least 30 days prior to making a material change to its investment objective. The Fund has no present intention of changing its investment objective.

     The Fund invests exclusively in mortgage-backed securities and Short-Term Investments. Below is a brief discussion of mortgage-backed securities and Short-Term Investments.

          MORTGAGE-BACKED SECURITIES - Mortgage-backed securities are securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans secured by real property. Mortgage-backed securi-ties include guaranteed government agency mortgage-backed securities, which represent participation interests in pools of residential mortgage loans originated by U.S. governmental or private lenders and guaranteed, to the extent provided in such securities, by the U.S. government or one of its agencies or instrumentalities. Such securities may represent ownership interests in the underlying mortgage loans and provide for monthly payments that are a "pass-through" of the monthly interest and principal payments (including any pre-payments) made by the individual borrowers on the pooled mortgage loans, net of any fees paid to the guarantor of such securities and the servicer of the underlying mortgage loans. Such securities also may be issued in multiple classes each of which may be allocated fixed or variable amounts of the principal and interest payments on the underlying mortgage loans or other mortgage-backed securities and which allocation may be subject to priorities among the classes. Guaranteed government agency mortgage-backed securities include those issued or guaranteed by the Government National Mortgage Association ("Ginnie Mae"), the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Certain of these guaranteed government agency mortgage-backed securities are backed only by the credit of the government agency or instrumentality and not by the full faith and credit of the U.S. government. See Item 13.

          Mortgage-backed securities include collateralized mortgage obligations ("CMOs"). CMOs are securities collateralized by mortgages or other mortgage-backed securities. Although CMOs may be issued by governmental or non-governmental entities such as banks and other mortgage lenders, the Fund does not own CMOs issued by non-governmental entities.

          In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of a CMO, often referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final dis-tribution date. Interest typically is paid or accrues on classes of the CMO on a monthly, quarterly or semi-annual basis. Because most CMO tranches typically provide for the periodic payment of principal and are subject to principal prepayment, the actual duration of a CMO typically will be significantly less than the stated maturity or final distribution date. In addition, principal prepayments on the underlying collateral may cause CMOs to be retired substan-tially earlier than their stated maturities or final distribution dates. The principal of and interest on the underlying collateral may be allocated among the several classes of a CMO series in innumerable ways, some of which bear substantially more risk than others.

          CMO Floaters -- Certain CMO tranches ("CMO Floaters") provide for the payment of floating rates of interest. As of January 22, 1996, approximately 92.5% of the Fund's net assets consisted of CMO Floaters issued by agencies or instrumentalities of the United States government. The CMO Floaters in the Fund's portfolio as of January 22, 1996 all had coupon rates that reset monthly and had stated maturities or final distribution dates ranging from 5/25/2008 to 4/15/2024. The coupon rates on CMO Floaters reset periodically at a specified increment over or decrement under an index, such as COFI or 10 year CMT. See
Item 13 for a description of these indices. As of January 22, 1996, approximately 41.3% and 51.2% of the Fund's net assets consisted of CMO Floaters the coupon rates on which were determined by reference to COFI and 10 year CMT, respectively. Certain interest rate indices upon which the coupon rates of CMO Floaters in the Fund's portfolio are based may lag changes in current market rates of interest. CMO Floaters may be backed by fixed rate or adjustable rate mortgages, although to date fixed rate mortgages have been more commonly used for this purpose.

          CMO Floaters typically are issued with lifetime caps and floors on the coupon rate thereon. Caps represent a ceiling beyond which the coupon rate on a CMO Floater may not be increased regardless of increases in the interest rate index with respect to which the CMO Floater's coupon rate is reset. As of January 22, 1996, the average dollar weighted coupon rate cap of the CMO Floaters in the Fund's portfolio was approximately 9.6% and the average dollar weighted current coupon rate on such securities was approximately 5.56%. As of January 22, 1996, the CMO Floaters in the Fund's portfolio were subject to coupon rate caps ranging from 9.5% to 10.5%. The current coupon rates on such securities ranged from 4.98% to 6.42% as of January 22, 1996. Floors represent a floor below which the coupon rate on a CMO Floater may not be decreased regardless of decreases in the interest rate index with respect to which the CMO Floater's coupon rate is reset.

          As the coupon rates on CMO Floaters are reset periodically, the yield on the Fund's portfolio should gradually align to reflect changes in market interest rates subject to limitations imposed on coupon rate resets by a security's stated coupon rate cap and floor. Accordingly, the Fund's net asset value should fluctuate in response to changes in interest rates less dramatically than a fund that invests in long-term, fixed-rate debt securities.
 However, during periods of rising interest rates, changes in the coupon rate lag behind changes in the market rate, resulting in a lower value. In the event that the formula rate (which is based on the prevailing rate of an index) for a CMO Floater exceeds the security's coupon rate cap, the coupon rate will be capped at a rate below prevailing market rates, thereby likely resulting in a lower value until either changes in market interest rates cause the formula rate to fall below the cap or the duration of the security is sufficiently reduced. In the event that the coupon rate on a CMO Floater is so capped, the value of such CMO Floater will react to further increases in interest rates in a manner similar to that of fixed rate securities of comparable duration. The value of a CMO Floater may also be adversely affected in anticipation of the possibility that the stated coupon rate cap will be reached. During periods of greater fluctuations in interest rates, the Fund's net asset value will fluctuate to a greater extent.

          During periods of declining interest rates the coupon rates on CMO Floaters generally will readjust downward, resulting in lower yields to the Fund. Further, because of this feature, the values of CMO Floaters are unlikely to rise above their par values during periods of declining interest rates to the same extent as the values of noncallable, fixed-rate instruments.

          General. The yield characteristics of mortgage-backed securities differ from traditional debt securities. Among the major differences are that interest and principal payments are made more frequently and that principal may be prepaid unexpectedly because the underlying mortgage loans generally may be prepaid at any time. As a result, for a security purchased at a premium, a prepayment rate that is faster than expected will reduce yield to maturity, while a prepayment rate that is slower than expected will have the opposite effect of increasing yield to maturity. Conversely, for securities purchased at discount, faster than expected prepayments will increase, while slower than expected prepayments will reduce, yield to maturity.

          Prepayments on a pool of mortgage loans are influenced by a variety of economic, geographic, social and other factors. Generally, however, prepayments on fixed rate mortgage loans will increase during a period of falling interest rates and decrease during a period of rising interest rates. CMO Floaters typically are backed by fixed rate mortgages, the prepayment rates on which generally are more sensitive to changes in interest rates than are the prepay-ment rates on adjustable rate mortgages. Returns of capital available for distribution by the Fund are likely to be greater during a period of declining interest rates than during a period of rising interest rates. CMO Floaters are likely to experience less variation in yield to maturity in the foregoing situations than are fixed rate CMOs. In addition, as discussed above, CMO Floaters may have the benefit of coupon rate floors or the detriment of coupon rate caps, the beneficial or adverse effect of which may be magnified as prepayment rates fluctuate.

          Certain types of mortgage-backed securities are designed to be highly sensitive to changes in prepayment and interest rates and can subject the holders thereof to extreme reductions of yield and possibly loss of principal. The Fund does not own interest-only, principal-only, inverse floating rate or residual mortgage-backed securities.

          No assurance can be given as to the liquidity of the market for mortgage-backed securities, including CMO Floaters. Less liquid securities may be difficult to dispose of promptly, may present difficulties in valuation and may experience greater volatility than do more liquid securities. The value of mortgage-backed securities may change because of changes in interest rates, changes in market conditions, changes in the market's perception of the creditworthiness of the Federal agency that issued or guaranteed such securities and other factors.

               SHORT-TERM INVESTMENTS - Short-Term Investments are debt securities or other instruments having a remaining fixed maturity of six months or less and that are issued or guaranteed by the U.S. government or one of its agencies or instrumentalities and repurchase agreements involving such securities. As of January 22, 1996, approximately 6.1% of the Fund's net assets consisted of Fannie Mae certificates and approximately 1.0% of the Fund's net assets consisted of U.S. Government security repurchase agreements maturing in not more than seven days, in the case of Treasury bills, net of securities held pending payment of redemption proceeds.

          U.S. Government Securities -- Securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities include Treasury securities which differ only in their interest rates, maturities and times of issuance. Treasury bills have initial maturities of one year or less; Treasury notes have initial maturities of one to ten years; and Treasury bonds generally have initial maturities of greater than ten years. U.S. government agency and instrumentality securities include securities which are supported by the full faith and credit of the U.S., securities that are supported by the right of the agency to borrow from the U.S. Treasury, securities that are supported by the discretionary authority of the U.S. government to purchase certain obligations of the agency or instrumentality and securities that are supported only by the credit of such agencies. While the U.S. Government may provide financial support to U.S. Government sponsored agencies or instrumentalities, no assurance can be given that it will do so since it is not so obligated by law. The U.S. government, its agencies and instrumentalities do not guarantee the market value of their securities and consequently the values of such securities will fluctu-ate.

          Repurchase Agreements -- The Fund may enter into repurchase agreements with banks and broker-dealers, under which the Fund purchases securities issued by the U.S. government or its agencies and instrumentalities, and agrees to resell the securities at an agreed upon time and at an agreed upon price. Repurchase agreements may be considered collateralized loans by the Fund and the difference between the amount the Fund pays for the securities and the amount it receives upon resale is accrued as interest and reflected in the Fund's net income. When the Fund enters into repurchase agreements, it relies on the seller to repurchase the securities. Failure to do so may result in loss for the Fund if the market value of the securities is less than the repurchase price. At the time the Fund enters into a repurchase agreement, the value of the underlying security including accrued interest will be equal to or exceed the value of the repurchase agreement and, for repurchase agreements that mature in more than one day, the seller will agree that the value of the underlying security including accrued interest will continue to be at least equal to the value of the repurchase agreement. In determining whether to enter into a repurchase agreement with a bank or broker-dealer, the Fund will take into account the creditworthiness of such party. The Fund will only enter into repurchase agreements with entities which are primary dealers in United States government securities or are among the top 100 domestic banks measured by assets. In the event of default by such party, the Fund may not have the right to the underlying security and there may be possible delays and expenses in liquidating the security purchased, resulting in a decline in its value and loss of interest. The Fund may invest in repurchase agreements having a duration of seven days or less without limitation. The Fund will not invest in repurchase agreements that mature in more than seven days.

          See also Item 13.

Item 5.   Management of the Fund.
          ----------------------


          (a) As a Wisconsin corporation the business and affairs of the Company are managed by the Board of Directors who are assisted by the Fund's officers.

          (b) Robert W. Baird & Co. Incorporated, through its Investment Management Services Group, furnishes investment advisory services to the Fund pursuant to an investment advisory agreement (the "Advisory Agreement") with the Company (on behalf of the Fund). Baird's address is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Baird's Investment Management Services Group was organized in 1971 and as of December 31, 1995, managed in excess of $1 billion in assets for individuals, trusts, estates, corporations, and other institutional clients such as employee benefit plans and foundations. Baird through its Investment Management Services Group serves as investment adviser or investment subadviser to four registered open-end investment companies (collectively, the "Baird Funds"), including the Fund and the BQB Fund. Baird is an indirect partially owned subsidiary of The Northwestern Mutual Life Insurance Company, Milwaukee, Wisconsin and is controlled by such firm. Baird is a full service broker-dealer and investment adviser providing brokerage, research, investment banking and investment advisory services to individuals, trusts, estates, corporations and other institutional clients.

          Baird supervises and manages the investment portfolio of the Fund and, subject to such policies as the Board of Directors may determine, directs the purchase or sale of investment securities in the day-to-day management of the Fund. Under the Advisory Agreement, Baird, at its own expense and without reimbursement from the Fund, furnishes office space, and all necessary office facilities, equipment, and executive personnel for managing the Fund and maintaining its organization. In addition to the services referred to above, Baird pays the salaries and fees of all officers and directors of the Fund (except the fees to directors who are not interested persons of the Fund).
Baird has agreed to waive all future advisory fees to which it might otherwise be entitled under the Advisory Agreement. The Advisory Agreement provides for a monthly fee of 1/12 of 0.50% (0.50% per annum) of the daily net assets of the Fund. For the period October 1, 1994 through December 31, 1994, Baird voluntarily waived approximately $76,177 of the advisory fees otherwise payable under the Advisory Agreement. Moreover, pursuant to the Agreement discussed in
Item 4 above, Baird permanently waived all future advisory fees due from the Fund effective January 1, 1995. As a result, advisory fees actually paid to Baird in the fiscal year ended September 30, 1995 were equal to 0.10% of the Fund's average net assets.

          (c) The day-to-day management of the Fund's portfolio is the responsibility of a committee consisting of officers of Baird, with no person or persons being primarily responsible for making recommendations to that committee.

          (d) The Company has entered into an administration agreement with Fiduciary Management, Inc. ("FMI") pursuant to which FMI supervises all aspects of the Fund's operations except those performed by Baird. FMI prepares and maintains the books, accounts and other documents required by the 1940 Act, determines the Fund's net asset value, responds to shareholder inquiries, prepares the Fund's financial statements and tax returns, prepares reports and filings with the Securities and Exchange Commission, furnishes statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies, keeps and maintains the Fund's financial accounts and records and generally assists in all aspects of the Fund's operations other than portfolio decisions. FMI, at its own expense and without reimbursement from the Fund, furnishes office space and all necessary office facilities, equipment and executive personnel for supervising the Fund's operations. For the foregoing, FMI receives from the Fund a monthly fee of 1/12 of 0.1% (0.1% per annum) on the first $20,000,000 of the Fund's daily net assets and 1/12 of 0.05% (0.05% per annum) on the daily net assets over $20,000,000.

          (e) The Fund's custodian, transfer, dividend disbursing and shareholder servicing agent is Firstar Trust Company, 615 East Michigan Street, Milwaukee, Wisconsin 53202.

          (f) The Fund's total expenses as a percentage of average net assets for the fiscal year ended September 30, 1995 were 0.29% after reimbursements, or 0.70% without giving effect to such reimbursement.

          (g) The Fund may pay commissions to a broker which is an affiliated person of the Fund or of an affiliated person of such person or of the Fund's investment adviser. The Fund may also allocate brokerage transactions in a
manner that takes into account the sale of shares of Baird Funds.   See Item 17.

Item 5A.  Not Required.

Item 6.   Capital Stock and Other Securities.
          ----------------------------------

          (a) The Fund is closed to new investments and is not offering its securities for sale. The authorized capital stock of the Company consists of 10,000,000,000 shares, of which 300,000,000 are allocated to the Fund. Each share outstanding entitles a holder to one vote. Generally shares of the Fund are voted in the aggregate together with shares of the BQB Fund, and not by each Fund separately, except when class voting by the BQB Fund and the Fund is required by Wisconsin law or the 1940 Act (e.g., changes in fundamental investment policies or approval of a new investment advisory agreement). The shares of each of the BQB Fund and the Fund have the same preferences, limitations and rights, except that all consideration received from the sale of shares of each of the BQB Fund and the Fund, together with all other income, earnings, profits and proceeds thereof, belong to the respective fund and are charged with the liabilities in respect to that fund and in respect to that fund's share of the general liabilities of the Company, in the proportion that the total net assets of the respective fund bears to the aggregate net assets of the BQB Fund and the Fund. The net asset value per share of each of the BQB Fund and the Fund is based on the assets belonging to the respective fund less the liabilities charged to that fund, and dividends are paid on shares of each of the BQB Fund and the Fund only out of lawfully available assets belonging to the respective fund. In the event of liquidation or dissolution of the Company, the shareholders of the BQB Fund and the Fund will be entitled, out of the assets of the Company available for distribution, to the assets belonging to the respective fund.

          There are no conversion or sinking fund provisions applicable to the shares of the Fund and the holders have no preemptive rights and may not accumulate their votes in the election of directors. Consequently, the holders of more than 50% of the shares of the Company voting for the election of directors of the Company can elect the entire Board of Directors of the Company and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. The Wisconsin Business Corporation Law permits registered investment companies to operate without an annual meeting of shareholders under specified circumstances if an annual meeting is not required by the 1940 Act. The Company has adopted the appropriate provisions in its Bylaws and does not anticipate holding an annual meeting of shareholders to elect directors unless otherwise required by the 1940 Act. The Company has also adopted provisions in its Bylaws for the removal of directors by shareholders. The shares are redeemable and are transferable. All shares issued and sold by the Fund are fully paid and non-assessable except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law. Fractional shares entitle the holder to the same rights as whole shares on a proportionate basis.

          (b) As of January 15, 1996, no person controlled the Company or the Fund.

          (c)  Not Applicable.

          (d)  Not Applicable.

          (e) Shareholders will be provided at least semiannually with a report showing the Fund's portfolio and other information and annually after the close of the Fund's fiscal year, which ends September 30, with an annual report containing audited financial statements. Shareholder inquiries may be made to the Fund in writing addressed to The Baird Funds, Inc., Attn. Glen F. Hackmann, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

          (f) and (g) See also Item 4. The Fund intends to qualify as, and to elect to be treated as, a regulated investment company under Subchapter M of the Code. Pursuant to the requirements of the Code, the Fund intends to distribute substantially all of its net investment income and net realized capital gains, if any, to shareholders at least annually so as to avoid paying income and excise tax on its net investment income and net realized capital gains. For federal income tax purposes, amounts distributed by the Fund will be taxable to shareholders, except those shareholders that are not subject to tax on their income.

          The net investment income of the Fund is declared as a dividend each day to shareholders of record and paid monthly. Shares will not participate in the dividend declared on the date of redemption. For this purpose, the date of redemption is the settlement date of the transaction. The settlement date is normally five business days after the trade date or such other period as may be required by applicable regulations. If all shares in an account (other than an account registered in the name of Baird's nominee) are redeemed, dividends credited to the account since the beginning of the dividend period through the date of redemption will be paid with the redemption proceeds. If less than all such shares are redeemed (or if all shares of an account registered in the name of Baird's nominee are redeemed), all dividends accrued but unpaid on the redeemed shares will be distributed on the next dividend payment date. For the purpose of calculating dividends, net investment income consists of income accrued on portfolio assets, less accrued expenses. Income earned on weekends, holidays and other days on which the net asset value is not calculated will be declared as a dividend in advance on the preceding business day.

          Shareholders will be notified annually as to the sources of dividends and distributions. For federal income tax purposes, the original cost for a shareholder's shares is the shareholder's basis in such shares, and on redemption the gain or loss is equal to the difference between such basis and the redemption price. Shares purchased pursuant to the dividend reinvestment program have a basis equal to the amount of the reinvested dividends and/or capital gains distributions reinvested. The Fund has terminated its dividend reinvestment program. Distributions and redemptions may also be subject to tax under state and local tax laws, the provisions of which may differ from those of the Code.

Item 7.   Purchase of Securities Being Offered.
          ------------------------------------

          (a) The Fund is closed to new investments and is not offering its securities for sale. Previously, Baird served as the Fund's principal underwriter. Baird is the Fund's investment adviser.

          (b) The per share net asset value of the Fund is determined by dividing the total value of its net assets (meaning its assets less its liabilities) by the total number of its shares outstanding at that time. The net asset value of the Fund will be determined as of 1:00 p.m. Eastern time on each day that the New York Stock Exchange is open for trading. These determinations are applicable to all transactions in shares of the Fund prior to that time and after the previous time as of which net asset values were determined.

          Securities traded on any national securities exchange or quoted on the Nasdaq National Market System will ordinarily be valued on the basis of the last sale price on the date of valuation, or, in the absence of any sales on that date, the most recent bid price. Other securities for which market quotations are readily available will generally be valued at the most recent bid price. Alternatively, securities may be valued on the basis of valuations provided by a pricing service approved by the Board of Directors. Securities for which there are no readily available market quotations and other assets will be valued at their fair value as determined in good faith in accordance with policies approved by the Company's Board of Directors. Valuation techniques may include the use of market quotations for similar securities, transaction prices for the same or similar securities, prices provided by broker-dealers or estimates of market values obtained from yield and other data relating to instruments or securities with similar characteristics in accordance with procedures established in good faith by the Board of Directors. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortiza-tion of premiums and accretion of discounts. Odd lot differentials and brokerage commissions will be excluded in calculating values.

          (c)  Not Applicable.

          (d)  Not Applicable.

          (e)  See Item 7(f).

          (f) Effective December 31, 1994, the Board of Directors of the Company terminated the Fund's distribution plan pursuant to Rule 12b-1 under the 1940 Act and related agreements with Baird. Accordingly, no further 12b-1 pay-ments are made by the Fund.

Item 8.   Redemption or Repurchase.
          ------------------------

          (a) A shareholder may require the Fund to redeem the shareholder's shares in whole or in part at any time. Redemption requests must be made in writing and directed to: Baird Mutual Funds, Attn. Glen F. Hackmann, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. If a redemption request is inadvertently sent to Firstar Trust Company, it will be forwarded to Baird Mutual Funds, but the effective date of redemption will be delayed until the request is received by Baird Mutual Funds. Requests which are subject to any special conditions or which specify an effective date earlier than as provided herein cannot be honored.

          Redemption requests should specify the name of the Fund, the number of shares or dollar amount to be redeemed, the shareholder's name, account number, and the additional requirements listed below that apply to the particular account.

TYPE OF REGISTRATION               REQUIREMENTS

Individual, Joint Tenants,         Redemption request signed
Sole Proprietor, Custodial         by person(s) required to
(Uniform Gift to Minors            sign for the account, ex-
Act), General Partners             actly as it is registered.

Corporations, Associations         Redemption request and a corporate
                                   resolution, signed by person(s) required to sign for the account, accompanied by signature guarantee(s).

Trusts Redemption request signed by the trustee(s) with a signature guarantee. (If the trustee's name is not registered on the account, a copy of the trust document certified within the last 60 days is also required.)

          Redemption requests from shareholders in an IRA must include instructions regarding federal income tax withholding. Unless otherwise indicated, these redemptions, as well as redemptions of other retirement plans not involving a direct rollover to an eligible plan, will be subject to federal income tax withholding.

          If a shareholder is not included in any of the above registration categories (e.g. executors, administrators, conservators or guardians), the shareholder should call the transfer agent, Firstar Trust Company, (414-765-
4124), for further instructions. Signatures need not be guaranteed unless otherwise indicated above or the proceeds of redemption are requested to be (a) sent by wire transfer, (b) sent to a person other than the registered holder or holders of the shares to be redeemed, or (c) mailed to other than the address of record, in which case each signature on the redemption request must be guaranteed by a commercial bank or trust company in the United States, a member firm of the New York Stock Exchange or other qualified guarantor. If certif-icates have been issued for any of the shares to be redeemed, the certificate, properly endorsed or accompanied by a properly executed stock power, must accompany the request for redemption. Redemptions will not be effective or complete until all of the foregoing conditions, including receipt of all required documentation by the Baird Mutual Funds have been satisfied.

          The redemption price is the net asset value next determined after receipt by the Baird Mutual Funds of the written request in proper form with all required documentation. The amount received will depend on the value of the investments in the Fund's portfolio at the time of determination of net asset value, and may be more or less than the cost of the shares redeemed. A check in payment for shares redeemed will be mailed to the holder no later than the seventh day after receipt by the Baird Mutual Funds of the redemption request in proper form and all required documentation.

          Pursuant to the Agreement and in order to treat all investors fairly by providing Baird as investment adviser to the Fund sufficient time to seek to obtain the best possible prices in selling portfolio securities, certain investors that as of December 23, 1994 held 20,000 or more shares of the Fund have agreed with Baird to provide Baird with at least seven (7) business days advance written notice of any intention to request redemption. Such notice automatically becomes a request for redemption prior to 1:00 p.m. Eastern time on the seventh business day after the notice is received by Baird.

          The Fund imposes a contingent deferred sales charge upon the redemption of certain shares initially purchased without a sales charge. A contingent deferred sales charge is imposed upon the redemption of shares initially purchased without a sales charge because the purchase was (i) by an investment advisory client (or affiliate of an investment advisory client) of Baird or (ii) with the proceeds of a redemption of shares of another mutual fund pursuant to purchase procedures previously in effect for the Fund. The contingent deferred sales charge is imposed in the event of a redemption transaction occurring within 12 months following such a purchase. The contingent deferred sales charge is equal to 1% of the lesser of the net asset value of such shares at the time of purchase or at the time of redemption. No contingent deferred sales charge is imposed when an investor redeems (a) shares held for longer than 12 months, (b) amounts representing an increase in the value of shares due to capital appreciation, or (c) shares which were purchased through reinvestment of dividends or capital gain distributions. In determining whether a contingent deferred sales charge is payable, shares that are not subject to any deferred sales charge are redeemed first, and other shares are then redeemed in the order purchased.

          The contingent deferred sales charge is waived in the event of (a) the death or disability (as defined in Section 72(m)(7) of the Code) of the shareholder, (b) a lump sum distribution from a benefit plan qualified under the Employee Retirement Income Security Act of 1974 ("ERISA"), or (c) systematic withdrawals for ERISA plans if the shareholder is at least 59-1/2 years old.
The Fund applies the waiver for death or disability to shares held at the time of death or the initial determination of disability of either an individual shareholder or one who owns the shares as a joint tenant with the right of survivorship or as a tenant in common.

          The right to redeem or require repurchase of shares of the Fund will be suspended for any period during which the New York Stock Exchange is closed because of financial conditions or any other extraordinary reason and may be suspended for any period during which (a) trading on the New York Stock Exchange is restricted pursuant to rules and regulations of the Securities and Exchange Commission, (b) the Securities and Exchange Commission has by order permitted such suspension or (c) an emergency, as defined by rules and regulations of the Securities and Exchange Commission, exists as a result of which it is not reasonably practicable for the Fund to dispose of its securities or fairly to determine the value of its net assets.

          (b) The Fund will also repurchase shares through Baird. The Fund will normally accept orders to repurchase shares by wire or telephone from Baird at the net asset value next computed after receipt of the order, provided the request for repurchase is received prior to the close of business on the New York Stock Exchange. Neither the Fund nor Baird will charge a fee for this transaction (other than the contingent deferred sales charge, if applicable). Written redemption requests and other required documentation in proper form must be sent to Baird, who will then forward such documentation to the Baird Mutual Funds. A check in payment for shares repurchased will be mailed to the holder no later than the seventh day after receipt by the Baird Mutual Funds of the redemption request in proper form and all required documentation.

          (c) The Company may, but is not required to, involuntarily redeem all shares in the account of any Fund shareholder who owns at the time of such redemption 500 or fewer shares of the Fund.

          (d)  Not Applicable.

Item 9.   Not Applicable.

                                    PART B

        INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 10.  Cover Page.
          ----------

          This Statement of Additional Information relates to the Baird Adjustable Rate Income Fund (the "Fund"), a series of The Baird Funds, Inc. (the "Company"). This Statement of Additional Information is not a prospectus and should be read in conjunction with Part A of the Baird Funds, Inc. registration statement relating to the Fund which is attached hereto and dated the date hereof. This Statement of Additional Information is dated January 26, 1996.

     Item 11.  Table of Contents.
               -----------------

     Item                                                                 Page
     ----                                                                 ----

     Item 12   General Information And History
                    (Also see Item 4)......................................B-1
     Item 13   Investment Objectives And Poli-
                    cies (Also see Item 4).................................B-1
     Item 14   Management of the Fund (Also see
                    Item 5)................................................B-8
     Item 15   Control Persons And Principal
                 Holders of Securities (Also
                    see Item 6)...........................................B-11
     Item 16   Investment Advisory And Other
                    Services (Also see Item 5)............................B-11
     Item 17   Brokerage Allocation And Other
                    Practices.............................................B-14
     Item 18   Capital Stock And Other Securi-
                    ties (Also see Items 6 and 8).........................B-16
     Item 19   Purchase, Redemption And Pricing
                 of Securities Being Offered
                    (Also see Items 7 and 8)..............................B-17
      Item 20     Tax Status (Also see Item 6)............................B-18
      Item 21     Underwriters (Also see Item 7)..........................B-18
      Item 22     Calculation of Performance Data.........................B-18
      Item 23     Financial Statements....................................B-19


Item 12.  Not Applicable.  See Part A, Item 4.

Item 13.  Investment Objective and Policies.
          ---------------------------------

          (a)  See Part A, Item 4.

          MORTGAGE-BACKED SECURITIES

          Mortgage-backed securities are securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans secured by real property. Mortgage-backed securities include: (i) Guaranteed Government Agency Mortgage-Backed Securities; (ii) collateralized mortgage obligations and multiclass pass-through securities; and (iii) stripped mortgage-backed securities. These securities are described below.

          GUARANTEED GOVERNMENT AGENCY MORTGAGE-BACKED SECURITIES.  Mortgage-
          -------------------------------------------------------
backed securities include Guaranteed Government Agency Mortgage-Backed Securities, which represent participation interests in pools of residential mortgage loans originated by United States governmental or private lenders and guaranteed, to the extent provided in such securities, by the United States government or one of its agencies or instrumentalities.

          Guaranteed Government Agency Mortgage-Backed Securities include those issued or guaranteed by the Government National Mortgage Association ("Ginnie Mae"), the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). As more fully described below, these securities may include collateralized mortgage obligations, multiclass pass-through securities and stripped mortgage-backed securities.

          Ginnie Mae Certificates. Ginnie Mae is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development. The National Housing Act of 1934, as amended (the "Housing Act"), authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates that are based on and backed by a pool of mortgage loans insured by the Federal Housing Administration Act, or Title V of the Housing Act of 1949 ("FHA Loans"), or guaranteed by the Veterans' Administration under the Servicemen's Readjustment Act of 1944, as amended ("VA Loans"), or by pools of other eligible mortgage loans. The Housing Act provides that the full faith and credit of the United States government is pledged to the payment of all amounts that may be required to be paid under any guarantee. To meet its obligations under such guarantee, Ginnie Mae is authorized to borrow from the United States Treasury with no limitations as to amount.

          Fannie Mae Certificates. Fannie Mae is a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae was originally established in 1938 as a United States government agency to provide supplemental liquidity to the mortgage market and was transformed into a stockholder owned and privately managed corporation by legislation enacted in 1968. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae acquires funds to purchase home mortgage loans from many capital market investors that ordinarily may not invest in mortgage loans directly, thereby expanding the total amount of funds available for housing.

          Each Fannie Mae Certificate will entitle the registered holder thereof to receive amounts representing such holder's pro rata interest in scheduled principal payments and interest payments (at such Fannie Mae Certificate's pass-through rate, which is net of any servicing and guarantee fees on the underlying mortgage loans), and any principal prepayments, on the mortgage loans in the pool represented by such Fannie Mae Certificate and such holder's proportionate interest in the full principal amount of any foreclosed or otherwise finally liquidated mortgage loan. The full and timely payment of principal of and interest on each Fannie Mae Certificate will be guaranteed by Fannie Mae, which guarantee is not backed by the full faith and credit of the United States government.

          Freddie Mac Certificates. Freddie Mac is a corporate instrumentality of the United States created pursuant to the Emergency Home Finance Act of 1970, as amended (the "FHLMC Act"). Freddie Mac was established primarily for the purpose of increasing the availability of mortgage credit for the financing of needed housing. The principal activity of Freddie Mac currently consists of the purchase of first lien, conventional, residential mortgage loans and participation interests in such mortgage loans and the resale of the mortgage loans so purchased in the form of mortgage securities, primarily Freddie Mac Certificates.

          Freddie Mac guarantees to each registered holder of a Freddie Mac Certificate the timely payment of interest at the rate provided for by such Freddie Mac Certificate, whether or not received. Freddie Mac also guarantees to each registered holder of a Freddie Mac Certificate ultimate collection of all principal of the related mortgage loans, without any offset or deduction, but, generally, does not guarantee the timely payment of scheduled principal. Freddie Mac may remit the amount due on account of its guarantee of collection of principal at any time after default on an underlying mortgage loan, but not later than 30 days following (i) foreclosure sale, (ii) payment of claim by any mortgage insurer, or (iii) the expiration of any right of redemption, whichever occurs later, but in any event no later than one year after demand has been made upon the mortgagor for accelerated payment of principal. The obligations of Freddie Mac under its guarantee are obligations solely of Freddie Mac and are not backed by the full faith and credit of the United States government.

          COLLATERALIZED MORTGAGE OBLIGATIONS AND MULTICLASS PASS-THROUGH
          -------------------------------------------------- ------------
SECURITIES.  Mortgage-backed securities include collateralized mortgage
----------
obligations or "CMOs," which are debt obligations collateralized by mortgage loans or mortgage pass-through securities. Typically, CMOs are collateralized by Ginnie Mae, Fannie Mae or Freddie Mac Certificates, but also may be collateralized by other mortgage-backed securities or whole loans (such collateral collectively hereinafter referred to as "Mortgage Assets"). CMOs include multiclass pass-through securities, which can be equity interests in a trust composed of Mortgage Assets. Payments of principal of and interest on the Mortgage Assets, and any reinvestment income thereon, provide the funds to pay debt service on the CMOs or make scheduled distributions on the multiclass pass-through securities. CMOs may be issued by agencies or instrumentalities of the United States government, or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing. The issuer of a series of CMOs may elect to be treated for federal income tax purposes as a Real Estate Mortgage Investment Conduit.

          In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of a CMO, often referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final dis-tribution date. CMO Floaters are a particular type of CMO tranche. Principal prepayments on the Mortgage Assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates.
 Interest is paid or accrues on classes of the CMOs on a monthly, quarterly or semiannual basis. The principal of and interest on the Mortgage Assets may allocate among the several classes of CMO series in innumerable ways. Generally, the more predictable the cash flow of a particular CMO class, the lower the anticipated yield at the time of issuance of the class will be. As part of the process of creating more predictable cash flows on certain CMO classes, other classes generally must be created that absorb a greater portion of the volatility in the cash flows of the Mortgage Assets. The yields on such classes generally are higher than those of CMO classes with more predictable cash flows. Because of the uncertainty of the cash flows of these classes and the sensitivity thereof to changes in prepayment rates on the Mortgage Assets, the market prices and yields on these classes tend to be more volatile.

          STRIPPED MORTGAGE-BACKED SECURITIES.  Mortgage-backed securities
          -----------------------------------
include stripped mortgage-backed securities ("SMBS"). SMBS may be issued by agencies or instrumentalities of the United States government, or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing.

          SMBS have greater market volatility than other types of mortgage securities. SMBS usually are structured with two classes that receive different proportions of the interest and principal distributions on a pool of Mortgage Assets. A common type of SMBS will have one class receiving some of the interest and most of the principal from the Mortgage Assets, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (the interest-only or "IO" class), while the other class will receive all of the principal (the principal-only or "PO" class). The Fund does not own any IO or PO classes.

          GENERAL.  The yield characteristics of mortgage-backed securities
          -------
differ from traditional debt securities. Among the major differences are that interest and principal payments are made more frequently, usually monthly, and that principal may be prepaid unexpectedly because the underlying mortgage loans generally may be prepaid at any time. SMBS, and certain classes of CMOs and other types of mortgage pass-through securities, including those whose interest rates fluctuate based on multiples of a stated index, are designed to be highly sensitive to changes in prepayment and interest rates and can subject the holders thereof to extreme reductions of yield and possibly loss of principal.

          No assurance can be given as to the liquidity of the market for certain mortgage-backed securities, such as CMOs, multiclass pass-through securities and SMBS. Baird will monitor the Fund's investments in such securities with particular regard to trading activity, availability of reliable price information and other relevant information.

          Interest rates on variable rate mortgage-backed securities, including CMO Floaters, are subject to periodic adjustment based on changes or multiples of changes in an applicable index. The Ten Year Constant Maturity Treasury Index ("10 Year CMT"), Eleventh District Cost of Funds Index ("COFI") and the London Inter-Bank Offered Rate ("LIBOR") are among the common interest rate indices.

          The Ten-Year Constant Maturity Treasury Index is the figure derived from the average weekly quoted yield on U.S. Treasury Securities adjusted to a constant maturity of ten years.

          The Eleventh District Cost of Funds Index reflects the monthly weighted average cost of funds of savings and loan associations and savings banks whose home offices are located in Arizona, California and Nevada that are member institutions of the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco"), as computed from statistics tabulated and published by the FHLB of San Francisco. The FHLB of San Francisco normally announces the Cost of Funds Index on the last working day of the month following the month in which the cost of funds was incurred. A number of factors affect the performance of the Cost of Funds Index and may cause the Cost of Funds Index to move in a manner different from indices based upon specific rates, such as the Ten Year Constant Maturity Treasury Index. To the extent that the Cost of Funds Index may reflect interest changes on a more delayed basis than other indices, in a period of rising interest rates, any increase may produce a higher yield to holders later than would be produced by such other indices, and in a period of declining interest rates, the Cost of Funds Index may remain higher than other market interest rates.

          LIBOR is the interest rate that the most creditworthy international banks dealing in U.S. dollar-denom-inated deposits and loans charge each other for large dollar-denominated loans. LIBOR is also commonly the base rate for large dollar-denominated loans in the international market.

          (b) The Fund has adopted the following investment restrictions which are matters of fundamental policy and cannot be changed without approval of the holders of the lesser of: (i) 67% of the Fund's shares present or represented at a shareholders meeting at which the holders of more than 50% of such shares are present or represented; or (ii) more than 50% of the outstanding shares of the Fund.

               1. The Fund will not purchase securities on margin, participate in a joint trading account or sell securities short (except for such short term credits as are necessary for the clearance of transactions); provided, however, that the Fund may enter into interest rate swap transactions.

               2. The Fund will not issue senior securities, except as permitted under the Investment Company Act of 1940; provided, however, that the Fund may enter into interest rate swap transactions.

               3. The Fund will not lend money (except by purchasing debt securities or entering into repurchase agreements) or lend portfolio securities.

               4.   The Fund shall not, with respect to
seventy-five percent (75%) of its total assets, purchase the securities of any issuer if such purchase would cause more than five percent (5%) of the value of the Fund's total assets to be invested in the securities of any one issuer (except securities of the U.S. government or any agency or instrumentality thereof), or purchase more than ten percent (10%) of the outstanding voting securities of any one issuer.

               5. The Fund will not concentrate 25% or more of the value of its total assets, determined at the time an investment is made, exclusive of U.S. government securities, in securities issued by companies primarily engaged in the same industry provided that the Fund will invest 25% or more of its total assets in mortgage-backed securities under normal market conditions.

               6. The Fund will not act as an underwriter or distributor of securities other than shares of the Fund except to the extent that the Fund's participation as part of a group in bidding, or by bidding alone, for the purchase of permissible investments directly from an issuer for the Fund's own portfolio, may be deemed to be an underwriting and except to the extent the Fund may be deemed an underwriter under the Securities Act of 1933, as amended, by virtue of disposing of portfolio securities.

               7. The Fund will not purchase any interest in any oil, gas or any other mineral exploration or development program, including any oil, gas or mineral leases.

               8. The Fund will not purchase or sell real estate, interests in real estate or real estate mortgage loans and will not make any investments in real estate limited partnerships, but the Fund may purchase and sell securities that are backed by real estate or issued by companies that invest or deal in real estate. The Fund may purchase mortgage-backed securities and similar securities in accordance with its investment objective and policies.

               9. The Fund will not borrow money except for temporary bank borrowings (not in excess of five percent (5%) of the value of its total assets) for emergency or extraordinary purposes, and will not pledge any of its assets except to secure borrowings and only to an extent not greater than ten percent (10%) of the value of the Fund's net assets; provided, however, the Fund may enter into interest rate swap transactions.

               10. The Fund will not purchase or sell commodities or commodities contracts.

          If a percentage restriction is adhered to at the time of investment, the later change in percentage resulting from a change in values or assets will not constitute a violation of any of the foregoing restrictions except with respect to the Fund's restriction on borrowing funds as set forth in Investment Restriction 9 above.

          (c) The following investment limitations are not fundamental, and may be changed without shareholder approval or notification.

               1.   The Fund will not purchase warrants.

               2. The Fund will not purchase securities of other investments companies except as a part of a plan of merger, consolidation or reorganization approved by the shareholders of the Fund or securities of money market mutual funds investing in U.S. government securities.

               3. The Fund will not make investments for the purpose of exercising control or management of any company except that the Fund may vote portfolio securities in the Company's discretion.

               4. The Fund will not invest in securities of issuers which have a record of less than three (3) years continuous operation, including the operation of any predecessor business of a company which came into existence as a result of a merger, consolidation, reorganization or purchase of substantially all of the assets of such predecessor business.

               5. The Fund will not acquire or retain any security issued by a company, an officer or director of which is an officer or director of the Fund or an officer, director or other affiliated person of its investment adviser.

               6. The Fund will not acquire or retain any security issued by a company in which directors or officers of the Company, or directors or officers of its investment adviser, individually owning more than 1/2% of such company's securities, in the aggregate own more than 5% of the securities of such company.

               7.   The Fund will not invest in illiquid securities.

          If a percentage restriction is adhered to at the time of investment, the later change in percentage resulting from a change in values or assets will not constitute a violation of any of the foregoing restrictions.

          (d) For the fiscal years ended September 30, 1995 and September 30, 1994, the Fund's portfolio turnover rate was 3.6% and 143.8%, respectively. The Fund anticipates that its portfolio turnover rate may in the future be significantly less than such rate due to changes in the Fund's investment objective and policies. The annual portfolio turnover rate indicates changes in the Fund's portfolio and is calculated by dividing the lesser of purchases or sales of portfolio securities (excluding securities having maturities at acquisition of one year or less) for the fiscal year by the monthly average of the value of the portfolio securities (excluding securities having maturities at acquisition of one year or less) owned by the Fund during the fiscal year.

Item 14.  Management of the Fund.
          ----------------------

          (a) and (b)

          DIRECTORS.  The name, address, principal occupations during the past
          ---------
five years and other information with respect to each of the directors of the Company are as set forth below. Each of the individuals listed below serve in the same capacities for the Baird Capital Development Fund, Inc. and the Baird Blue Chip Fund, Inc.

JAMES D. BELL*<F1>
-------------

777 East Wisconsin Avenue
Milwaukee, Wisconsin

          Mr. Bell is a Managing Director, a Director and the Chief Administrative Officer of Baird, the Funds' investment adviser, and a Director of Baird Financial Corporation, the corporate parent of Baird.

REVEREND ALBERT J. DIULIO, S.J.
-------------------------------

O'Hara Hall
Marquette University
Milwaukee, Wisconsin

          Reverend DiUlio is President of Marquette University. From 1986 to 1990 Reverend DiUlio was President of Xavier University, Cincinnati, Ohio, and from 1984 to 1986, Associate Dean, College of Business, Marquette University.

GEORGE C. KAISER
----------------

929 North Astor #2501
Milwaukee, Wisconsin

          Mr. Kaiser is sole proprietor of George Kaiser & Co. and the Chairman and Chief Executive Officer of Hanger Tight Company. From 1985 to 1988 Mr. Kaiser was President and from 1984 to 1987 was Executive Vice President of Arandell-Schmidt Co. He is also a director of Roundy's, Inc.

ALLAN H. SELIG
--------------

201 South 46th Street
Milwaukee, Wisconsin

          Mr. Selig is President and Chief Executive Officer of the Milwaukee Brewers Baseball Club, Inc. Mr. Selig is also a director of Oil-Dri Corporation of America.

EDWARD J. ZORE*<F1>
--------------

720 East Wisconsin Avenue
Milwaukee, Wisconsin

          Mr. Zore is Executive Vice President of The Northwestern Mutual Life Insurance Company. Mr. Zore is also a director of MGIC Investment Corporation and Baird Financial Corporation, the corporate parent of Baird.

  *<F1> Messrs. Bell and Zore are directors who are "interested persons" of the Fund as that term is defined in the 1940 Act.

          During the fiscal year ended September 30, 1995 the Company paid $20,350 in directors' fees to the Company's disinterested directors, including $19,150 in respect of the Fund and $1,200 in respect of the BQB Fund. The Company's standard method of compensating directors is to cause each of the Fund and the BQB Fund to pay to each disinterested director a fee of $100 for each regularly scheduled meeting of the Board of Directors attended. The Fund also pays to each disinterested director a fee of $700 for each special meeting of the Board of Directors attended which is relevant to the Fund. In addition, the disinterested director on the Pricing Committee of the Fund is paid a fee of $250 for each committee meeting attended. Fees with respect to committee meetings of or with respect to the Fund are paid out of the assets of the Fund.

          The Fund maintains a Pricing Committee consisting of directors and officers of the Company. The Pricing Committee oversees the pricing of the Fund's portfolio securities pursuant to guidelines adopted by the Fund's Board of Directors.

          OFFICERS.  The name, address, principal occupation during the past
          --------
five years and other information with respect to each of the officers of the Company who are not directors are as set forth below. Each of the individuals listed below also serves in the same capacities for the Baird Capital Development Fund, Inc. and the Baird Blue Chip Fund, Inc.

MARCUS C. LOW, JR.
------------------

777 East Wisconsin Avenue
Milwaukee, Wisconsin
(PRESIDENT OF THE COMPANY)

          Mr. Low is a Managing Director and Director of Baird and has been employed by Baird in various capacities since 1965.

LAURA H. GOUGH
--------------

777 East Wisconsin Avenue
Milwaukee, Wisconsin
(VICE PRESIDENT OF THE COMPANY)

          Ms. Gough is a First Vice President of Baird and the director of Baird's Retirement Plan Department. Prior to joining Baird in 1991, she was general manager of the pension operations of Aetna Life & Casualty in Pittsburgh, PA.

MARY ANN TAYLOR
---------------

777 East Wisconsin Avenue
Milwaukee, Wisconsin
(VICE PRESIDENT OF THE COMPANY)

          Ms. Taylor is a First Vice President of Baird and the director of Baird's Equity and Fixed Income Mutual Funds Department and has been employed by Baird in various capacities since 1980.

GLEN F. HACKMANN
----------------

777 East Wisconsin Avenue
Milwaukee, Wisconsin
(SECRETARY AND TREASURER OF THE COMPANY)

          Mr. Hackmann is a Managing Director, the Secretary and General Counsel and a Director of Baird and has been General Counsel since September, 1984.

          (c)  Not Applicable.

Item 15.  Control Persons and Principal Holders of Securities.
          ---------------------------------------------------

          (a)  Not Applicable.

          (b) Listed below is the name, address and percent ownership of each person, who as of December 31, 1995, owned of record or, to the knowledge of the Company, beneficially 5% or more of the outstanding equity securities of the
Fund:

                                                       Percent
Name                     Address                       Owned
----                     -------                       -----

Robert W. Baird & Co.    777 E. Wisconsin Avenue       83.92%
  Incorporated           Milwaukee, WI 53202

Mutual Savings Bank of   4949 W. Brown Deer Road       17.01%*<F2>
  Wisconsin              Milwaukee, WI 53223

First Federal Savings    605 State Street              10.79%
  Bank                   LaCrosse, WI 54601

Citizens State Bank      220 Grant Street               5.71%*<F2>
                         Fort Atkinson, WI 53538

*<F2>Such percentages are included in the percentage owned by Robert W. Baird &
     Co. Incorporated.

          (c) As of December 31, 1995, the Company's officers and directors as a group (9 persons) beneficially owned less than 1% of the outstanding shares of each of the Fund and the Company.

Item 16.  Investment Advisory and Other Services.
          --------------------------------------

          (a) See Item 5. Baird is the investment adviser to the Fund. Baird is an indirect partially-owned subsidiary of, and controlled by, The Northwestern Mutual Life Insurance Company. Baird has entered into an investment advisory agreement (the "Advisory Agreement") with the Fund pursuant to which Baird furnishes continuous investment advisory services to the Fund. During the fiscal years ended September 30, 1993, September 30, 1994 and September 30, 1995, the Fund paid Baird advisory fees of $119,475, $614,312 and $114,266, respectively, and Baird voluntarily waived approximately $142,167, $409,541 and $478,521, respectively, of advisory fees otherwise payable. During the fiscal years ended September 30, 1993, September 30, 1994 and september 30, 1995, Baird voluntarily waived such fees and reimbursed other expenses as were necessary so that total operating expenses of the Fund did not exceed 0.45%, 0.50% and 0.30%, respectively, of the Fund's average net assets. Baird reimbursed the Fund $361,815, $892,262 and $510,682, respectively (including the waiver of advisory fees), during the fiscal years ended September 30, 1993, September 30, 1994 and September 30, 1995. Pursuant to the Agreement, Baird has agreed to waive all future advisory fees commencing January 1, 1995.

          The Advisory Agreement between Baird and the Fund will remain in effect as long as its continuance is specifically approved at least annually, by
(i) the Board of Directors of the Company, or by the vote of a majority (as defined in the Act) of the outstanding shares of the Fund, and (ii) by the vote of a majority of the directors of the Company who are not parties to the Advisory Agreement or interested persons of Baird, cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement provides that it may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the shares of the Fund on sixty days' written notice to Baird and by Baird on the same notice to the Fund and that it shall be automatically terminated if it is assigned.

          The Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under the Advisory Agreement on the part of Baird, Baird shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services thereunder, or for any losses that may be sustained in the purchase, holding or sale of any security. The Advisory Agreement also provides that Baird and its officers, directors and employees may engage in other businesses, devote time and attention to any other business whether of a similar or dissimilar nature, and render services to others.

          (b)  See Item 5.

          (c) The Fund pays all of its own expenses not assumed by Baird pursuant to the Advisory Agreement or FMI pursuant to the administration agreement including, but not limited to, the professional costs of preparing and printing its registration statements required under the Securities Act of 1933, if any, and the 1940 Act and any amendments thereto, the expense, if any, of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost, if any, of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, brokerage commissions and expenses in connection with portfolio transactions. The Fund also pays the fees of directors who are not interested persons of the Fund, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, fees and expenses of any custodian having custody of the Fund's assets, expenses of repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents, including the cost of keeping all necessary shareholder records and accounts and handling any problems related thereto.
Also see Item 16(d).

          (d) See Item 5. FMI is the administrator to the Fund. Pursuant to an administration agreement (the "Administration Agreement") with the Company, FMI prepares and maintains the books, accounts and other documents required by the 1940 Act, determines the Fund's net asset value, responds to shareholder inquiries, prepares the Fund's financial statements and excise tax returns, prepares reports and filings with the Securities and Exchange Commission, furnishes statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies, keeps and maintains the Fund's financial accounts and records and generally assists in all aspects of the Fund's operations other than portfolio decisions. During the fiscal years ended September 30, 1993, September 30, 1994 and September 30, 1995, the Fund paid FMI $28,066, $107,684 and $69,577, respectively, pursuant to the Administration Agreement.

          (e)  Not Applicable.

          (f) Prior to December 27, 1994, the Fund had in place a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") and a related Distribution Assistance Agreement with Baird. Effective December 27, 1994, the Company terminated the Distribution Plan with respect to the Fund and the related Distribution Assistance Agreement with Baird. Accordingly, the Fund will make no further payments pursuant to the Plan. The Plan provided that the Fund could incur certain costs which did not exceed a maximum monthly percentage of the Fund's daily net assets. The applicable maximum monthly percentage was 1/12 of 0.30% for the Fund (0.30% per annum). Amounts paid under the Plan were paid to Baird as compensation for its services as distributor of the shares of the Fund pursuant to the Distribution Assistance Agreement and spent by Baird on any activities or expenses primarily intended to result in the sale of shares, including but not limited to, compensation to, and expenses (including overhead and telephone expenses) of, employees of Baird who engaged in or supported distribution of the shares, printing of prospectuses and reports for other than existing shareholders, advertising and preparation and distribution of sales literature. Allocation of overhead (rent, utilities, etc.) and salaries were based on the percentage of utilization in, and time devoted to, distribution activities.

          During the fiscal years ended September 30, 1993, September 30, 1994 and September 30, 1995, the Fund paid Baird fees of $59,738, $307,156 and $57,133, respectively, pursuant to the Plan and the related Distribution Assistance Agreement. During such years Baird incurred distribution expenses of $156,985, $479,135 and $59,963, respectively, of which $4,235, $4,859 and
$1,671, respectively, were related to the printing of the Fund's IRA materials and prospectuses, $122,167, $167,120 and $0, respectively, were related to costs incurred with respect to various forms of marketing and $30,583, $307,156 and $58,292, respectively, were compensation to sales personnel.

          (g)  Not Applicable.

          (h) Firstar Trust Company, 615 East Michigan Street, Milwaukee, Wisconsin 53202, acts as custodian for the Funds. As such, Firstar Trust Company holds all securities and cash of the Fund, delivers and receives payment for securities sold, receives and pays for securities purchased, collects income from investments and performs other duties, all as directed by officers of the Company. Firstar Trust Company does not exercise any supervisory function over the management of the Fund, the purchase and sale of securities or the payment of distributions to shareholders.

          Price Waterhouse LLP, 100 East Wisconsin Avenue, Suite 1500, Milwaukee, Wisconsin 53202 currently serves as the independent accountants for the Fund and has so served since the Fund's commencement of operation in October, 1992. As such, Price Waterhouse performs an audit of the Fund's financial statements and considers the Fund's internal control structure.

          (i)  Not Applicable.

Item 17.  Brokerage Allocation and Other Practices.
          ----------------------------------------

          (a) Over-the-counter securities may be purchased and sold directly with principal market makers or secondary market participants who retain the difference in their cost in the security and its selling price. In some instances, Baird feels that better prices are available from non-principal market makers who are paid commissions directly. Brokerage commissions paid by the Fund during the fiscal years ended September 30, 1993, September 30, 1994 and September 30, 1995 to brokers, other than Baird, totaled $7,500, $9,531 and $0, respectively, on transactions involving securities having a total market value of $243,577,058, $617,844,765 and $83,921,051, respectively. During such years, the Fund paid Baird no brokerage commissions.

          (b)  Not Applicable.

          (c) Decisions to buy and sell securities for the Fund are made by Baird subject to review by the Company's Board of Directors. In placing purchase and sale orders for portfolio securities for the Fund, it is the policy of Baird to seek the best execution of orders at the most favorable price in light of the overall quality of brokerage and research services provided, as described in this and the following paragraph. In selecting brokers to effect portfolio transactions, the determination of what is expected to result in best execution at the most favorable price involves a number of largely judgmental considerations. Among these are Baird's evaluation of the broker's efficiency in executing and clearing transactions, block trading capability (including the broker's willingness to position securities) and the broker's financial strength and stability. The most favorable price to the Fund means the best net price without regard to the mix between purchase or sale price and commission, if any. Baird may allocate portfolio brokerage on the basis of whether the broker has sold or is currently selling shares of Baird Funds and may also allocate portfolio brokerage to itself, but, in each case, only if Baird reasonably believes the commissions and transaction quality are comparable to that available from other qualified brokers. Under the 1940 Act Baird is prohibited from dealing with the Fund as a principal in the purchase and sale of securities. Transactions in the over-the-counter securities market frequently involve transactions with dealers acting as principal for their own account. Baird may not serve as the Fund's dealer in connection with such transactions. Baird when acting as a broker for the Fund in any of its portfolio transactions executed on a securities exchange of which Baird is a member will act in accordance with the requirements of Section 11(a) of the Securities Exchange Act of 1934 and the rules of such exchanges. With respect to any brokerage transactions effected on a securities exchange by Baird for the Fund, any commissions received by Baird as a result thereof shall be fair and reasonable compared to the commissions received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period.

          In allocating brokerage business for the Fund, Baird also takes into consideration the research, analytical, statistical and other information and services provided by the broker, such as general economic reports and information, reports or analyses of particular issuers or industry groups, market timing and technical information, and the availability of the brokerage firm's analysts for consultation. While Baird believes these services have substantial value, they are considered supplemental to Baird's own efforts in the performance of its duties under the Advisory Agreement. Other clients of Baird may indirectly benefit from the availability of these services to Baird, and the Fund may indirectly benefit from services available to Baird as a result of transactions for other clients. The Advisory Agreement provides that Baird may cause the Fund to pay a broker which provides brokerage and research services to Baird a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting the transaction, if Baird determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker viewed in terms of either the particular transaction or Baird's overall responsibilities with respect to the Fund and the other accounts as to which it exercises investment discretion. Baird will not receive higher commissions because of research services provided.

          (d) All brokers utilized by the Fund during the fiscal years ended September 30, 1993, and September 30, 1994 and September 30, 1995 provided research services to Baird.

          (e)  Not Applicable.

Item 18.  Capital Stock and Other Securities.
          ----------------------------------

          (a) See Items 6 and 8. The Wisconsin Business Corporation Law permits registered investment companies, such as the Company, to operate without an annual meeting of shareholders under specified circumstances if an annual meeting is not required by the 1940 Act. The Company has adopted the appropriate provisions in its bylaws and may, at its discretion, not hold an annual meeting in any year in which none of the following matters is required to be acted upon by the shareholders under the 1940 Act: (i) election of directors; (ii) approval of an investment advisory agreement; (iii) ratification of the selection of auditors; and (iv) approval of a distribution agreement.

          The Company's bylaws also contain procedures for the removal of directors by its shareholders. At any meeting of shareholders, duly called and at which a quorum is present, the shareholders may, by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon, remove any director or directors from office and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.

          Upon the written request of the holders of shares entitled to not less than ten percent (10%) of all the votes entitled to be cast at such meeting, the Secretary of the Company shall promptly call a special meeting of shareholders for the purpose of voting upon the question of removal of any director. Whenever ten or more shareholders of record who have been such for at least six months preceding the date of application, and who hold in the aggregate either shares having a net asset value of at least $25,000 or at least one percent (1%) of the total outstanding shares, whichever is less, shall apply to the Company's Secretary in writing, stating that they wish to communicate with other shareholders with a view to obtaining signatures to a request for a meeting as described above and accompanied by a form of communication and request which they wish to transmit, the Secretary shall within five business days after such application either: (1) afford to such applicants access to a list of the names and addresses of all shareholders recorded on the books of the Company; or (2) inform such applicants as to the approximate number of shareholders of record and the approximate cost of mailing to them the proposed communication and form of request.

          If the Secretary elects to follow the course specified in clause (2) of the last sentence of the preceding paragraph, the Secretary, upon the written request of such applicants, accompanied by a tender of the material to be mailed and of the reasonable expenses of mailing, shall, with reasonable promptness, mail such material to all shareholders of record at their addresses as recorded on the books unless within five business days after such tender the Secretary shall mail to such applicants and file with the Securities and Exchange Commission, together with a copy of the material to be mailed, a written statement signed by at least a majority of the Board of Directors to the effect that in their opinion either such material contains untrue statements of fact or omits to state facts necessary to make the statements contained therein not misleading, or would be in violation of applicable law, and specifying the basis of such opinion.

          After opportunity for hearing upon the objections specified in the written statement so filed, the Securities and Exchange Commission may, and if demanded by the Board of Directors or by such applicants shall, enter an order either sustaining one or more of such objections or refusing to sustain any of them. If the Securities and Exchange Commission shall enter an order refusing to sustain any of such objections, or if, after the entry of an order sustaining one or more of such objections, the Securities and Exchange Commission shall find, after notice and opportunity for hearing, that all objections so sustained have been met, and shall enter an order so declaring, the Secretary shall mail copies of such material to all shareholders with reasonable promptness after the entry of such order and the renewal of such tender.

          (b)  Not Applicable.

Item 19.  Purchase Redemption and Pricing of Securities Being Offered.
          --------------------------------------------------- -------

          (a) The Fund is closed to new investments and is not offering its securities for sale.

          (b) See Item 7. The net asset value of the Fund is determined as of 1:00 P.M. Eastern time on each day that the New York Stock Exchange is open for trading. The New York Stock Exchange is open for trading Monday through Friday except New Year's Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Additionally, if any of the aforementioned holidays falls on a Saturday, the New York Stock Exchange will not be open for trading on the preceding Friday and when any such holiday falls on a Sunday, the New York Stock Exchange will not be open for trading on the succeeding Monday, unless unusual business conditions exist, such as the ending of a monthly or the yearly accounting period.

          (c)  Not Applicable.

Item 20.  Tax Status.
          ----------

          See Item 6 (f) and (g). Distributions of the Fund's net investment income and net realized capital gains are taxable to shareholders as ordinary income or capital gains, respectively.

          The Fund may be required to withhold Federal income tax at a rate of 31% ("backup withholding") from dividend payments and redemption proceeds if a shareholder fails to furnish the Fund with his or her social security or other tax identification number and certify under penalty of perjury that such number is correct and that he or she is not subject to backup withholding due to the under-reporting of income.

Item 21.  Underwriters.
          ------------

          (a) The Fund is closed to new investments and is not offering its securities for sale. Baird previously served as the principal underwriter of the Fund's shares pursuant to a Distribution Agreement between Baird and the Company (on behalf of the Fund). For the fiscal years ended September 30, 1993,
 September 30, 1994 and September 30, 1995, Baird received $84,799, $59,906 and $112, respectively, in front-end sales commissions on purchases of Fund shares, all of which it retained, and $570, $1,937 and $1,340, respectively, in deferred sales commissions relating to the Fund, all of which it retained.


          (b) During the fiscal year ended September 30, 1995, Baird received the following commissions and other compensation from the Fund:


                                             Fees Pursuant
                                             to the Plan
               Compensation                  and             Other
Underwriting   On Redemption   Brokerage     Distribution    (Investment
Commissions    and Repurchase  Commissions   Assistance      Advisory Fees)
-----------    --------------  -----------   Agreement       --------------
                                             ------------

$112           $1,340          $0            $57,133         $114,266

          (c)  Not Applicable.

Item 22.  Not Applicable

Item 23.  Financial Statements.
          --------------------

          The following audited financial statements and notes thereto of the Fund, together with the report of Price Waterhouse thereon, are included herein:

          (a)  Report of Independent Accountants.

          (b)  Statement of Assets and Liabilities as of September 30, 1995.

          (c)  Schedule of Investments as of September 30, 1995.

          (d)  Statement of Operations for the year ended September 30, 1995.

          (e) Statements of Changes in Net Assets for the years ended September 30, 1995 and 1994.

          (f)  Financial Highlights.

          (g)  Notes to Financial Statements.


REPORT OF INDEPENDENT ACCOUNTANTS
100 East Wisconsin Avenue
Suite 1500
Milwaukee, WI  53202

(Price Waterhouse Logo)

To the Shareholders and Board of Directors of Baird Adjustable Rate Income Fund

  In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Baird Adjustable Rate Income Fund (the ''Fund'') at September 30, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the two years in the period then ended and for the year from October 1, 1992 (commencement of operations) to September 30, 1993, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as ''financial statements'') are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at September 30, 1995 by correspondence with the custodian, provide a reasonable basis for the opinion expressed above.

 /s/ Price Waterhouse LLP

November 2, 1995

BAIRD ADJUSTABLE RATE INCOME FUND

STATEMENT OF ASSETS AND LIABILITIES
September 30, 1995

ASSETS:
  Investments in securities, at value
   (amortized cost $87,892,094)                            $83,950,283
  Receivable from investments sold                           6,000,000
  Interest receivable                                          385,337
  Cash                                                          17,344
  Deferred organizational expenses                              19,995
                                                           -----------
  Total assets                                             $90,372,959
                                                           -----------
                                                           -----------
LIABILITIES:
  Dividends payable                                            510,769
  Payable to adviser for deferred expenses                      19,995
  Other liabilities                                             37,366
                                                               -------
  Total liabilities                                            568,130
                                                               -------
NET ASSETS:
  Capital Stock, $0.01 par value;
  300,000,000 shares authorized;
   10,441,551 shares outstanding                           103,030,768
  Net unrealized depreciation on investments               (3,941,811)
  Accumulated net realized loss on investments             (9,284,128)
                                                           -----------
  Net assets                                                89,804,829
                                                           -----------
  Total liabilities and net assets                         $90,372,959
                                                           -----------
                                                           -----------
CALCULATION OF REDEMPTION PRICE:
  Net asset value and redemption price per share
    ($89,804,829 / 10,441,551 shares outstanding)                $8.60
                                                           -----------
                                                           -----------

The accompanying notes to financial statements are an integral part of this statement.

SCHEDULE OF INVESTMENTS
September 30, 1995


Principal                                                                                    Amortized              Quoted
Amount                                                                                            Cost        Market Value
---------                                                                                    ---------        ------------
LONG-TERM INVESTMENTS 88.1% (A)<F1>
               COLLATERALIZED MORTGAGE OBLIGATIONS - 88.1 % (B)<F2>
  $2,000,000   FNMA 93-72F, 6.044%, due 05/25/08,
                 (indexed to COFI plus 90bp subject to 10% cap)                             $2,000,000          $1,926,250

   2,954,317   FNMA 93-101FA, 5.994%, due 06/25/08,
                 (indexed to COFI plus 85bp subject to 10% cap)                              2,948,183           2,832,452

   4,111,173   FNMA 93-107F, 5.994%, due 06/25/08,
                 (indexed to COFI plus 85bp subject to 10% cap)                              3,683,480           3,942,872

  10,000,000   FNMA 92-206FA, 5.40%, due 06/25/18,
                 (indexed to T10Y minus 75bp subject to 9.5% cap)                            9,993,328           9,450,000

   5,000,000   FNMA 93-127FA, 5.40%, due 10/25/21,
                 (indexed to T10Y minus 75bp subject to 9.5% cap)                            4,988,134           4,709,375

   5,000,000   FNMA 92-33FPAC, 5.70%, due 03/25/22,
                 (indexed to T10Y minus 45bp subject to 10% cap)                             5,011,329           4,729,688

   1,000,000   FNMA 92-204FE, 5.65%, due 10/25/22,
                 (indexed to T10Y minus 50bp subject to 9.5% cap)                            1,000,000             909,375

     265,799   FHLMC 1433FD, 6.444%, due 11/15/22,
                 (indexed to COFI plus 130bp subject to 10.5% cap)                             265,900             254,337

   2,895,511   FNMA G93-17FL, 6.20%, due 04/25/23,
                 (indexed to T10Y minus 25bp subject to 9.5% cap)                            2,895,511           2,756,165

   3,000,000   FNMA G93-19FD, 5.50%, due 04/25/23,
                 (indexed to T10Y minus 65bp subject to 9.5% cap)                            2,993,302           2,714,063

   5,000,000   FHLMC G10I, 6.02%, due 05/25/23,
                 (indexed to T10Y minus 55bp subject to 9.5% cap)                            4,984,328           4,517,187

  11,000,000   FHLMC 1608FD, 6.114%, due 06/15/23,
                 (indexed to COFI plus 97bp subject to 9.5% cap)                            10,971,116          10,501,562

   4,509,447   FNMA 93-99F, 6.394%, due 07/25/23,
                 (indexed to COFI plus 125bp subject to 10% cap)                             4,519,941           4,340,344

   7,355,168   FNMA 93-182FA, 5.50%, due 09/25/23,
                 (indexed to T10Y minus 65bp subject to 10% cap)                             7,328,214           6,725,383

   9,428,129   FHLMC 1614TA, 6.144%, due 11/15/23,
                 (indexed to COFI plus 100bp subject to 9.5% cap)                            9,424,948           9,012,702

   4,994,771   FHLMC 1717N, 6.07%, due 04/15/24,
                 (indexed to T10Y minus 50bp subject to 9.5% cap)                            4,848,588           4,593,628
                                                                                            ----------          ----------
               Total long-term investments                                                  77,856,302          73,915,383

SHORT-TERM INVESTMENTS 11.9% (A)<F1>

               FEDERAL AGENCIES - 11.7 %
 $10,000,000   FHLB, 5.55%, due 12/29/95                                                     9,862,792           9,861,900
                                                                                            ----------           ---------
               Total federal agencies                                                        9,862,792           9,861,900

               REPURCHASE AGREEMENTS - 0.2 %
     173,000   Firstar Trust Company Repurchase Agreement,
                 5.00%, dated 09/29/95; maturing 10/02/95
                 (secured by $180,000 U.S. Treasury Note,
                 5.625%, due 08/31/97)                                                         173,000             173,000
                                                                                            ----------           ---------
               Total repurchase agreements                                                     173,000             173,000
                                                                                            ----------          ----------
               Total short-term investments                                                 10,035,792          10,034,900
                                                                                           -----------         -----------
               TOTAL INVESTMENTS - 100%                                                    $87,892,094         $83,950,283
                                                                                            ----------          ----------
                                                                                            ----------          ----------
(a)<F1>Percentages for the various classifications relate to total investments.
(b)<F2>The coupon rate shown on adjustable rate securities represents the rate at period end. All coupon rates reset monthly.

COFI =  Cost of Funds Index
T10Y =  10 Year Treasury
  bp =  basis points
FHLB =  Federal Home Loan Bank
FHLMC=  Federal Home Loan Mortgage Corp.
FNMA =  Federal National Mortgage Association

The accompanying notes to financial statements are an integral part of this schedule.


STATEMENT OF OPERATIONS
For the Year Ended September 30, 1995

INCOME:
  Interest                                                       $7,904,136
                                                                  ---------
  Total income                                                    7,904,136
                                                                  ---------
EXPENSES:
  Management fees                                                   592,787
  Administrative services                                            69,577
  Distributor fees                                                   59,962
  Professional fees                                                  45,419
  Custodian fees                                                     31,325
  Board of Director fees                                             19,150
  Transfer agent fees                                                12,289
  Amortization of organizational expenses                             9,998
  Printing and postage expense                                        3,036
  Registration fees                                                   1,115
  Other expenses                                                     12,463
                                                                   --------
  Total expenses before reimbursement                               857,121

  Less expenses assumed by adviser                                (510,682)
                                                                   --------
  Net expenses                                                      346,439
                                                                   --------
NET INVESTMENT INCOME                                             7,557,697
                                                                  ---------
NET REALIZED LOSS ON INVESTMENTS                                (6,057,608)

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS            6,283,289
                                                                 ----------
NET GAIN ON INVESTMENTS                                             225,681
                                                                  ---------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS             $7,783,378
                                                                  ---------
                                                                  ---------


The accompanying notes to financial statements are an integral part of this statement.

STATEMENTS OF CHANGES IN NET ASSETS
For the Years Ended September 30, 1995 and 1994

                                                        1995           1994
OPERATIONS:                                        ---------      ---------
  Net investment income                           $7,557,697     $9,697,819
  Net realized loss on investments               (6,057,608)    (7,697,690)
  Net increase (decrease) in unrealized
  appreciation on investments                      6,283,289   (10,375,656)
                                                  ----------    -----------
  Net increase (decrease) in net assets
    resulting from operations                      7,783,378    (8,375,527)
                                                  ----------    -----------
DISTRIBUTIONS TO SHAREHOLDERS:
  Distributions from net investment income
    ($0.59 and $0.47 per share, respectively)    (7,557,697)    (9,706,352)
  Distribution from net realized gains
    ($0.00 per share)                                      -       (13,226)
  Return of capital distribution
    ($1.00 per share)                           (10,441,551)              -
                                                 -----------     ----------
  Total distributions                           (17,999,248)    (9,719,578)
                                                 -----------     ----------
FUND SHARE ACTIVITIES:
  Proceeds from shares issued
    (130,733 and 27,123,674 shares, respectively)  1,173,191    268,605,440
  Capital contribution from
  Robert W. Baird & Co. Incorporated               4,489,671              -
  Net asset value of shares issued in distributions
    (11,046 and 42,829 shares, respectively)          99,542        419,409
  Cost of shares redeemed (8,154,600 and
    23,006,889 shares, respectively)            (73,161,040)  (225,797,709)
                                                 -----------   ------------
  Net (decrease) increase in net assets
    derived from Fund share activities          (67,398,636)     43,227,140
                                                 -----------    -----------
  TOTAL (DECREASE) INCREASE                     (77,614,506)     25,132,035

NET ASSETS AT THE BEGINNING OF THE YEAR          167,419,335    142,287,300
                                                 -----------    -----------
NET ASSETS AT THE END OF THE YEAR                $89,804,829   $167,419,335
                                                 -----------    -----------
                                                 -----------    -----------

The accompanying notes to financial statements are an integral part of these statements.

FINANCIAL HIGHLIGHTS
(Selected Data for each share of the Fund outstanding throughout each year)

                                                          FOR THE YEAR FROM
                                                            OCTOBER 1, 1992*<F3>
                       FOR THE YEARS ENDED SEPTEMBER 30,    TO SEPTEMBER 30,
                       ---------------------------------
                                              1995      1994           1993
                                              ----      ----          -----
PER SHARE OPERATING
  PERFORMANCE:
Net asset value, beginning of year           $9.07     $9.95         $10.00
Income from investment operations:
  Net investment income                       0.59      0.47           0.46
  Net realized and unrealized gain
    (loss) on investments                     0.14    (0.88)         (0.05)
                                              ----     -----          -----
Total from investment operations              0.73    (0.41)           0.41
Capital contribution from
    Robert W. Baird & Co. Incorporated        0.39         -              -
Less distributions:
  Dividends from net investment income      (0.59)    (0.47)         (0.46)
  Distribution from net realized gains                (0.00)              -
  Return of capital distribution            (1.00)         -              -
                                             -----     -----          -----
Total from distributions                    (1.59)    (0.47)         (0.46)
                                             -----     -----          -----
Net asset value, end of year                 $8.60     $9.07          $9.95
                                           -------   -------        -------
                                           -------   -------        -------

TOTAL INVESTMENT RETURN****<F6>              12.8%    (4.3%)           4.2%

RATIOS/SUPPLEMENTAL DATA:
  Net assets, end of year (in 000's $)      89,805   167,419        142,287
  Ratio of expenses (after reimbursement)
    to average net assets**<F4>               0.3%      0.5%           0.4%
  Ratio of net investment income
    to average net assets***<F5>              6.4%      4.8%           4.3%
  Portfolio turnover rate                     3.6%    143.8%          79.4%

  *<F3>Commencement of Operations.
  **<F4>Computed after giving effect to adviser's expense limitation undertaking. If the Fund had paid all of its expenses, the ratios would have been 0.7%, 0.9% and 1.1%, respectively, for the years ended September 30, 1995, 1994 and 1993.
  ***<F5>The ratio of net investment income prior to adviser's expense limitation undertaking to average net assets for the years ended September
  30, 1995, 1994 and 1993 would have been 5.9%, 4.4% and 3.6%, respectively. ****<F6>Total return does not include the sales load which existed when the Fund was open to new investments. The total return for the year ended September 30, 1995 is computed after giving effect to the capital contribution from Robert W. Baird & Co. Incorporated. If the Fund had not received this capital contribution, the total return would have been 8.4% for the year ended September 30, 1995.

The accompanying notes to financial statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
September 30, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - The following is a summary of significant accounting policies of the Baird Adjustable Rate Income Fund (''The Fund''), which is one portfolio in a series of two portfolios comprising The Baird Funds, Inc. (the ''Company''), which is registered under the Investment Company Act of 1940. The assets and liabilities of each portfolio are segregated and a shareholder's interest is limited to the portfolio in which the shareholder owns shares. The Company was incorporated under the laws of Wisconsin on June 26, 1992 and commenced operations on October 1, 1992. In accordance with the terms of the Agreement discussed in Note 2, the Fund was closed to new investments effective December 23, 1994. The investment objective of the Fund is to hold its existing portfolio securities to maturity or until such time as sales become available at prices consistent with the ability to liquidate securities at their respective par values.

(a)Securities for which market quotations are readily available are valued at the most recent bid price. Securities for which there are no readily available market quotations and other assets are valued at their fair value as determined in good faith in accordance with policies approved by the Company's Board of Directors. Valuation techniques may include the use of market quotations for similar securities, transaction prices for the same or similar securities, prices provided by broker-dealers or estimates of market values obtained from yield and other data relating to instruments or securities with similar characteristics in accordance with procedures established in good faith by the Board of Directors.

     Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts.

(b)Premiums and discounts on Collateralized Mortgage Obligations in the Fund are amortized to weighted average life. Premiums and discounts on other securities are amortized to maturity. Investment transactions are recorded no later than the first business day after the trade date. Cost amounts, as reported in the schedule of investments, are the same for Federal income tax purposes.

(c)Net realized gains and losses are computed on the basis of the cost of specific certificates.

(d)Provision has not been made for Federal income taxes since the Fund has elected to be taxed as a ''regulated investment company'' and intends to distribute substantially all income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies. The Fund has $8,221,605 of net capital losses which expire September 30, 2003 and $1,062,523 of 1995 post-October losses that may be used to offset capital gains in future years to the extent provided by tax regulations.

(e)Dividend income (if any) is recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

(f)Generally accepted accounting principles require that permanent financial reporting and tax differences be reclassified to capital stock.

(2) INVESTMENT ADVISER AND MANAGEMENT AGREEMENT AND TRANSACTIONS WITH RELATED PARTIES - The Fund has a management agreement with Robert W. Baird & Co. Incorporated (''RWB''), with whom certain officers and directors of the Fund are affiliated, to serve as investment adviser and manager. Under the terms of the agreement, the Fund was to pay RWB a monthly management fee at the annual rate of 0.50% of the daily net assets of the Fund. For the period October 1, 1994 through December 31, 1994, RWB voluntarily waived approximately $76,177 of the management fees due from the Fund under the agreement. In accordance with the terms of the Agreement discussed below, RWB has permanently waived all future management fees due from the Fund effective January 1, 1995 (for the period January 1, 1995 through September 30, 1995, approximately $402,344).

  RWB reimburses the Fund for annual expenses in excess of the lowest expense limitation imposed by the states. In addition to the reimbursement required under the management agreement, RWB has voluntarily reimbursed the Fund for all expenses over 0.3% for the year ended September 30, 1995 totaling $29,332. These voluntary reimbursements to the Fund may be modified or discontinued at any time by RWB.

  The Fund had adopted a Distribution Plan (the ''Plan''), pursuant to Rule 12b-1 under the Investment Company Act of 1940 with RWB. The Plan provided that the Fund incur certain costs not to exceed the lesser of a monthly amount equal to 0.30% per year of the Fund's daily net assets or the actual distribution costs incurred by RWB during the year. Amounts paid under the Plan were paid monthly to RWB for any activities or expenses primarily intended to result in the sale of shares of the Fund. For the period October 1, 1994 through December 27, 1994, RWB voluntarily waived approximately $2,829 of the distribution fees due from the Fund under the Plan. The Fund terminated the Plan effective December 27, 1994.

  During the year ended September 30, 1995, the Company was advised that RWB received $112 from investors of the Fund, representing commissions on sales of Fund shares and the Fund did not pay any brokerage fees to RWB on the execution of purchases and sales of portfolio securities.

  Effective January 13, 1995, RWB and shareholders representing approximately 99% of the Fund's shares outstanding as of August 10, 1994 entered into an agreement (''Agreement'') resolving a dispute arising out of the 1994 decline in the Fund's per share net asset value. In accordance with the terms of the Agreement, RWB made a payment of $4,616,549 ($0.40 per share on the funding date, February 10, 1995) directly to the Fund on behalf of the Fund shareholders to compensate the Fund for capital losses realized by the Fund. The payment was credited directly to the Fund's additional paid-in capital. Legal expenses incurred by the Fund in conjunction with the Agreement totaling $126,878 or $0.01 per share were also charged directly against additional paid-in capital. This net contribution of $4,489,671 was treated as a capital gain for tax purposes.

(3) DISTRIBUTION TO SHAREHOLDERS - Dividends from net investment income for the Fund are declared daily and paid monthly. Distributions of net realized gains, if any, for the Fund, will be declared at least once a year.

  In accordance with the terms of the Agreement, the Fund will seek to maximize returns of capital to investors by making distributions of substantially all returns of capital and revenues (subject to retention of cash or cash equivalents not to exceed the lesser of $5,000,000 or 10% of net assets). Such a return of capital distribution was paid on September 26, 1995 in the amount of $10,441,551 ($1.00 per share).

(4) DEFERRED EXPENSES - Organizational expenses were deferred and are being amortized on a straight-line basis over a period of not more than five years. These expenses were advanced by RWB who will be reimbursed by the Fund over a period of not more than five years. The proceeds of any redemption of the initial shares by the original shareholder will be reduced by a pro-rata portion of any then unamortized deferred expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of such redemption. The unamortized organizational expenses for the Fund at September 30, 1995 were $19,995.

(5) INVESTMENT TRANSACTIONS - For the year ended September 30, 1995, purchases and proceeds from sales of investment securities of the Fund (excluding short-term securities) were $3,648,667 and $80,272,384, respectively, and $142,827,428 and $119,205,390, respectively, of short-term U.S. Government Securities.

(6) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES - As of September 30, 1995, liabilities of the Fund included the following:
     Dividends payable                                             $510,769
     Payable to adviser for deferred expenses                        19,995
     Other liabilities                                               37,366

(7) SOURCES OF NET ASSETS - As of September 30, 1995, the sources of net assets were as follows:
     Fund shares issued and outstanding                        $103,030,768
     Net unrealized depreciation on investments                 (3,941,811)
     Accumulated net realized loss on investments               (9,284,128)
                                                                -----------
                                                                $89,804,829
                                                                -----------
                                                                -----------

  Aggregate net unrealized depreciation as of September 30, 1995 consisted of the following:
     Aggregate gross unrealized appreciation                       $259,392
     Aggregate gross unrealized depreciation                    (4,201,203)
                                                                -----------
     Net unrealized depreciation                               $(3,941,811)
                                                                -----------
                                                                -----------


                                    PART C

                              OTHER INFORMATION

Item 24.  Financial Statements and Exhibits.
          ---------------------------------

          (a)  Financial Statements

          The following financial statements with respect to the Fund are audited and are included in Part B:

               Report of Independent Accountants with respect to Baird Adjustable Rate Income Fund.

               Statement of Assets and Liabilities as of September 30, 1995 for Baird Adjustable Rate Income Fund.

               Schedule of Investments as of September 30, 1995 for Baird Adjustable Rate Income Fund.

               Statement of Operations for the year ended September 30, 1995 for Baird Adjustable Rate Income Fund.

               Statements of Changes in Net Assets for the years ended September 30, 1995 and 1994 for Baird Adjustable Rate Income Fund.

               Financial Highlights for Baird Adjustable Rate Income
          Fund.
               Notes to Financial Statements of Baird Adjustable Rate income Fund.

          (b)  Exhibits

               (1) Articles of Incorporation (Incorporated by reference to Exhibit 1 of Registrant's Registration
          Statement on Form N-1A (File No. 811-6714) filed June 26,
          1992.)

               (2) Bylaws (Incorporated by reference to Exhibit 2 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (3)    None

               (4.1) Specimen Stock Certificate of Baird Adjustable Rate Income Fund (Incorporated by reference to Exhibit 4.1 of Pre-Effective Amendment No. 1 of Registrant's
          Registration Statement on Form N-1A (File No. 811-6714) filed September 10, 1992.)

               (4.2) Specimen Stock Certificate of Baird Quality Bond Fund (Incorporated by reference to Exhibit 4.2 of Pre-Effective Amendment No. 1 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed September 10, 1992.)

               (5.1)Investment Advisory Agreement of Baird Adjustable Rate Income Fund (Incorporated by reference to Exhibit 5.1 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (5.2)Investment Advisory Agreement of Baird Quality Bond Fund (Incorporated by reference to Exhibit 5.2 of
          Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (6.1)  Not applicable

               (6.2)  Not applicable

               (7)  None

               (8) Custodian Agreement with Firstar Trust Company (Incorporated by reference to Exhibit 8 of Registrant's
          Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (9.1) Administration Agreement (Incorporated by refer-ence to Exhibit 9.1 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (9.2) Transfer Agent Agreement with Firstar Trust Com-pany (Incorporated by reference to Exhibit 9.2 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (9.3) Agreement effective January 13, 1995 among Registrant, on behalf of Baird Adjustable Rate Income Fund, Robert W. Baird & Co. Incorporated and the prior and existing shareholders party thereto (Incorporated by reference to Exhibit 9.3 of Amendment No. 5 to Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed on January 31, 1995.)

               (9.4) Agreement and Plan of Reorganization dated December 20, 1995 between Registrant, on behalf of Baird Quality Bond Fund, and AIM Funds Group, in behalf of AIM Income Fund (Incorporated by reference to Post-Effective Amendment No. 4 to Registrant's Registration Statement on Form N-1A (File Nos. 33-48892; 811-6714) filed on January 11, 1996.)

               (10) Not applicable

               (11) Not applicable

               (12) Not applicable

               (13.1) Subscription Agreement for Baird Quality Bond Fund (Incorporated by reference to Exhibit 13.1 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (13.2) Subscription Agreement for Baird Adjustable Rate Income Fund (Incorporated by reference to Exhibit 13.2 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (14.1) Individual Retirement Account (Incorporated by reference to Exhibit 14.1 of Registrant's Registration
          Statement on Form N-1A (File No. 811-6714) filed June 26,
          1992.)

               (14.2) Defined Contribution Retirement Plan (Incorpo-rated by reference to Exhibit 14.2 of Registrant's
          Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (14.3)  Section 403(b)(7) Retirement Plan
          (Incorporated by reference to Exhibit 14.3 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (15.1)None

               (15.2) Distribution Plan for Baird Quality Bond Fund (Incorporated by reference to Exhibit 15.2 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (15.3)None

               (15.4) Distribution Assistance Agreement for Baird Quality Bond Fund (Incorporated by reference to Exhibit 15.4 of Registrant's Registration Statement on Form N-1A (File No. 811-6714) filed June 26, 1992.)

               (16)  Schedule for Computation of Performance
          Quotations with respect to Baird Quality Bond Fund
          (Incorporated by reference to Post-Effective Amendment No. 4 to Registrant's Registration Statement on Form N-1A (File Nos. 33-48892; 811-6714) filed on January 11, 1996.)

               (27) Financial Data Schedule for Baird Quality Bond Fund (Incorporated by reference to Post-Effective Amendment No. 4 to Registrant's Registration Statement on Form N-1Q (File Nos. 33-48892; 811-6714) filed on January 11, 1996.)

               (27.1) Financial Data Schedule for Baird Adjustable Rate Income Fund.

Item 25.  Persons Controlled by or under Common Control with Registrant.
          -------------------------------------------------------------

          Registrant is not controlled by any person. Registrant neither controls any person nor is under common control with any person.

Item 26.  Number of Holders of Securities.
          -------------------------------

                         Number of Record Holders
Series                   as of December 31, 1995
------                   -----------------------

Quality Bond Fund Common
Stock                         84
Adjustable Rate Income Fund
Common Stock                  44

Item 27.  Indemnification.
          ---------------

          The Wisconsin Business Corporation Law and Article VII of Registrant's Bylaws provide for the indemnification of Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

          The Bylaws provide that any director, officer, agent or employee of Registrant and any person similarly serving another enterprise at the request of Registrant is entitled to indemnification against expenses, judgments, fines and amounts paid in settlement reasonably incurred in any threatened, pending or completed proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and with respect to any criminal proceeding, he had no reasonable cause to be-lieve his conduct was unlawful; provided that Registrant may not indemnify any such person in relation to matters to which such person shall be adjudged in such action, suit or proceeding to be liable for gross negligence, willful misfeasance, bad faith or reckless disregard of the duties and obligations involved in the conduct of his office. Unless ordered by a court, the determination that indemnification of an individual is proper is to be made by
(i) the board of directors, by a majority vote of a quorum which consists of directors who were not parties to the action, suit or proceeding nor interested persons of Registrant as defined in Section 2(a)(19) of the Investment Company Act of 1940; or (ii) if the required quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.
          Expenses, including attorney's fees, incurred in the preparation of and/or presentation of the defense of a civil or criminal action, suit or proceeding may be paid by Registrant in advance of the final disposition of such action, suit or proceeding in accordance with the requirements of the Wisconsin Business Corporation Law and the Securities and Exchange Commission. The current requirements are: (i) the indemnitee must undertake to repay such amount unless it shall ultimately be determined that the indemnitee is entitled to indemnification; and (ii) any of the following is made a condition of the advance: (A) the indemnitee shall provide a security for his undertaking; (B) Registrant shall be insured against losses arising by reason of any lawful advances; or (C) a majority of a quorum of the disinterested non-party directors of Registrant, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee will be found entitled to indemnification.

          Notwithstanding the foregoing, Section 180.0851 of the Wisconsin Business Corporation Law provides for mandatory indemnification (a) if a director, officer, employee or agent was successful on the merits or otherwise in the defense of a proceeding, and (b) if the director, officer, employee or agent was not successful on the merits or otherwise by the liability incurred was not the result of a breach or failure to perform a duty which constituted any of the following: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest; (2) a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which the director, officer, employee or agent derived an improper personal benefit; or (4) willful misconduct.

          Insofar as indemnification for and with respect to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the pay-ment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities Act of 1933 registered under the Securities Act of 1933, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 28.  Business and Other Connections of Investment Adviser.
          ----------------------------------------------------

          Information regarding the business of the investment adviser is incorporated by reference to Item 5 in Part A and Item 16 in Part B. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the investment adviser reference is made to the investment advisers current Form ADV (File No. 801-7571) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

Item 29.  Principal Underwriters.
          ----------------------
          (a) Robert W. Baird & Co. Incorporated, the Baird Quality Bond Fund's principal underwriter and investment adviser, is the principal underwriter for Baird Capital Development Fund, Inc. and Baird Blue Chip, Inc. and is the sub-adviser to Baird Capital Development Fund, Inc. and adviser to Baird Blue Chip Fund, Inc. and Baird Adjustable Rate Income Fund.

          (b)  Incorporated by reference to Items 5, 16 and 28.

          (c)  None.

Item 30.  Location of Accounts and Records.
          --------------------------------

          All accounts, books, or other documents required to be maintained by
Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the physical possession of Registrant's Secretary, Glen F. Hackmann, at Registrant's corporate offices, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or Fiduciary Management, Inc. at its offices at 225 East Mason Street, Milwaukee, Wisconsin 53202.

Item 31.  Management Services.
          -------------------

          All management-related service contracts entered into by Registrant are discussed in Parts A and B in this Registration Statement.

Item 32.  Not Required.


                                  SIGNATURES
          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly cause this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milwaukee and State of Wisconsin on the 26th day of January, 1996.

                              THE BAIRD FUNDS, INC.
                              (REGISTRANT)

                              By: /s/ Marcus C. Low, Jr.
                                 -----------------------------
                                 Marcus C. Low, Jr., President


                                EXHIBIT INDEX


Exhibit No.         Exhibit                            Page No.
-----------         -------                            --------

     (1)  Registrant's Articles of Incorporation            *<F3>

     (2)  Registrant's By-Laws                              *<F3>

     (3)  None                                              *<F3>

   (4.1)  Specimen Stock Certificate of Baird Adjustable
          Rate Income Fund                                  *<F3>

   (4.2)  Specimen Stock Certificate of Baird Quality
          Bond Fund                                         *<F3>

   (5.1)  Investment Advisory Agreement of Baird Ad-
          justable Rate Income Fund                         *<F3>

   (5.2)  Investment Advisory Agreement of Baird Quality
          Bond Fund                                         *<F3>

   (6.1)  Not applicable                                    *<F3>

   (6.2)  Not applicable                                    *<F3>

     (7)  None                                              *<F3>

     (8)  Custodian Agreement with Firstar Trust Company    *<F3>

   (9.1)  Administration Agreement                          *<F3>

   (9.2)  Transfer Agent Agreement with Firstar
          Trust Company                                     *<F3>

   (9.3)  Agreement effective January 13, 1995 among        *<F3>
          Registrant, on behalf of Baird Adjustable Rate
          Income Fund, Robert W. Baird & Co. Incorporated and the prior and existing shareholders party thereto

   (9.4)  Agreement and Plan of Reorganization dated        *<F3>
          December 20, 1995 between Registrant, on behalf of Baird Quality Bond Fund, and AIM Funds Group, on behalf of AIM Income Fund

    (10)  Not applicable

    (11)  Not applicable

    (12)  None

  (13.1)  Subscription Agreement for Baird Quality
          Bond Fund                                         *<F3>

  (13.2)  Subscription Agreement for Baird Adjustable Rate
          Income Fund                                       *<F3>

  (14.1)  Individual Retirement Account                     *<F3>

  (14.2)  Defined Contribution Retirement Plan              *<F3>

  (14.3)  Section 403(b)(7) Retirement Plan                 *<F3>

  (15.1)  None

  (15.2)  Distribution Plan for Baird Quality Bond Fund     *<F3>

  (15.3)  None

  (15.4)  Distribution Assistance Agreement for Baird
          Quality Bond Fund                                 *<F3>

    (16)  Schedule for Computation of Performance
          Quotations for Baird Quality Bond Fund            *<F3>

    (27)  Financial Data Schedule for Baird Quality
          Bond Fund                                         *<F3>

   (27.1) Financial Data Schedule for Baird Adjustable
          Rate Income Fund


*<F3>Incorporated by reference as indicated under Part C, Item 24(b) of this Registration Statement.